NEWS RELEASE

MMI PRODUCTS, INC.

Contact: Robert N. Tenczar

Chief Financial Officer

(281) 876-0080

400 N. Sam Houston Parkway E.

Suite 1200

Houston, TX 77060

MMI Products, Inc. Reports Fourth Quarter

and Fiscal 2005 Results

HOUSTON, Texas, March 31, 2006 - MMI Products, Inc. ("MMI", the "Company"), today filed its Annual Report on Form 10-K with the United States Securities and Exchange Commission. The Company, a leading manufacturer and distributor of products used in construction activities, reports 2005 fourth quarter net sales of $176.1 million, $23.8 million or 15.6 percent higher than in the fourth quarter of 2004. An $8.6 million fourth quarter 2005 loss before interest and income taxes was incurred, primarily as the result of a $17.3 million goodwill impairment charge in the Company's Fence segment. Fourth quarter income before interest and income taxes, absent the impact of the goodwill impairment, increased $1.6 million as compared to the $7.1 million of income before interest and income taxes earned in the fourth quarter of 2004.

Fourth quarter 2005 income before interest and income taxes in the Concrete Construction Products segment increased $2.1 million as compared to the fourth quarter of 2004 due primarily to an increase in the volume of products sold. Improved activity in end-use construction markets, the impact of manufacturing plant and distribution center expansion and the benefits of new product introductions were important contributors to the increase in profitability. For the fourth quarter of 2005, the Fence segment reported a $16.8 million loss before interest and income taxes, which includes the $17.3 million goodwill impairment. Absent the impact of this charge, fourth quarter 2005 income before interest and income taxes in the Fence segment decreased $535,000 as compared to the fourth quarter of 2004 despite an increase in sales of $11.7 million. Price declines were the key factor in not being able to achieve incremental year-over-year profitability.

For the fiscal year ended December 31, 2005, net sales increased $47.5 million, from $673.9 million in 2004 to $721.4 million in 2005. Most of the increase was due to increases in the volume of products sold in both segments offset by price declines in the Fence segment. The Concrete Construction Products segment contributed a net sales increase of $43.3 million, due to both volume and price increases. In 2005, the segment's income before interest and income taxes decreased by $6.5 million, however, because of a decline in gross margin levels and increased distribution and other support expenses. In 2004, gross margin levels benefited because price increases, based on dramatically rising steel costs, were initially matched against then existing product inventories that included lower costs of steel purchased in prior periods. While the volume of products sold in 2005 increased in the Fence segment, sales price decreases caused net sales to increase only $4.2 million. The Fence segment's gross profit decline was due primarily to a very competitive pricing environment, increases in material costs, other cost inflation factors, and by a shift in the mix of products sold to a higher level of products purchased for resale, which normally have lower gross margins than that of the Company's manufactured products. As well, certain operating cost items were unfavorably impacted by supplier delays in putting new production equipment into operation.

Capital expenditures in 2005 totaled $14.9 million as compared to $9.0 million in 2004. Total capital investment, including new equipment put into service under capital lease obligations, totaled $23.9 million in 2005 as compared to $10.0 million in 2004. At December 31, 2005, an additional $1.7 million had been placed on deposit with machinery manufacturers for equipment to be placed into service in 2006 under capital lease obligations.

At December 31, 2005, MMI had total assets of $374.9 million (including $5.4 million of cash) and liabilities, other than interest bearing debt, of $92.1 million. At December 31, 2005, the borrowing base under the Company's $150 million revolving credit facility was $135.6 million of which $11.4 million was reserved for outstanding letters of credit. At the end of the year, the Company's excess borrowing capacity stood at $54.1 million and had increased to $66.0 million as of March 29, 2006.

MMI's president and CEO, John Piecuch, stated, "From a very slow start to 2005, it has been encouraging to have our various businesses continue to gain momentum as the year progressed. Even with the difficult pricing environment in our Fence segment and the costs related to supplier delays in the installation of new production equipment, our initiatives to improve manufacturing costs and increase volume through both product line and geographic expansion contributed to our improved operating results in the fourth quarter."

MMI Products, Inc. plans to discuss its fourth quarter and fiscal 2005 results in a conference call on Tuesday, April 11, 2006, at 10:00 a.m. Central time. Interested parties may participate by dialing (866) 259-1024 at least ten minutes before the start of the call to register. A replay of the call will be available from 12:30 p.m. Central time, April 11, 2006, until 11:59 p.m. Central time, May 11, 2006, by calling (888) 266-2081 and entering access code 884351.

Organized in 1953, MMI Products, Inc. is a wholly-owned subsidiary of Merchants Metals Holding Company. MMI Products is a leading manufacturer and distributor of products used in the North American public infrastructure, nonresidential and residential construction industries with established leading market positions in each of two reporting segments, Concrete Construction Products and Fence. The Concrete Construction Products segment consists of various classes of welded wire reinforcement, that serve as a structural grid for concrete construction used in building, road, bridge, and sewage and drainage projects, and PC strand, which is used in pre-tensioned and post-tensioned concrete construction. In addition, the Concrete Construction Products segment produces over 2,000 types of hardware accessories used in concrete construction activity, including precast, tilt-up and masonry applications; products used to position and install steel reinforcing bar; and welded steel reinforcing products. Products in the Fence segment include all types of galvanized and vinyl-coated chain-link fence fabric, ornamental fencing, fittings, and other related products which are manufactured and distributed by the Company, as well as wood, vinyl and aluminum fence, pipe, tubing, access control equipment and other products that are primarily manufactured by third parties and distributed by the Company.

Statements made herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the United States; seasonality of the Company's operations; levels of construction spending in major markets; the cost and availability of raw materials inventory (primarily steel rod); supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; our ability to refinance our credit facility and senior subordinated notes; our ability to attract and retain key employees and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the United States. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

Questions regarding this news release should be directed to Robert N. Tenczar, Chief Financial Officer, at (281) 876-0080.

MMI PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended		Fiscal Year Ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005

Net sales	$ 176,053	$ 152,275	$ 721,431	$ 673,904
Cost of sales	142,959	123,452	593,607	519,369
Gross profit	33,094	28,823	127,824	154,535
Selling, general and administrative expense	24,778	20,995	90,054	85,737
Goodwill impairment (1)	17,258	--	17,258	--
Other (income) expense, net	(345)	735	(296)	3,458
Income (loss) before interest and income taxes (1)	(8,597)	7,093	20,808	65,340
Interest expense	7,926	7,412	31,261	29,383
Income (loss) before income taxes (1)	(16,523)	(319)	(10,453)	35,957
Provision (benefit) for income taxes	(3,542)	524	(892)	15,071
Net income (loss) (1)	$ (12,981)	$ (843)	$ (9,561)	$ 20,886

SEGMENT REPORTING

	Three Months Ended		Fiscal Year Ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005

Net sales:
Concrete Construction Products	$ 91,921	$79,886	$384,408	$341,105
Fence	84,132	72,389	337,023	332,799
Total	$176,053	$152,275	$721,431	$673,904

Gross profit:
Concrete Construction Products	$18,027	$14,240	$70,397	$ 74,162
Fence	15,067	14,583	57,427	80,373
Total	$33,094	$28,823	$127,824	$154,535

Income (loss) before interest and income taxes:
Concrete Construction Products	$ 8,162	$6,059	$34,585	$ 41,039
Fence (1)	(16,759)	1,034	(13,777)	24,301
Total	$(8,597)	$7,093	$20,808	$ 65,340

Depreciation and amortization:
Concrete Construction Products	$ 2,330	$2,282	$ 8,768	$ 9,250
Fence	1,032	913	3,546	3,799
Total	$ 3,362	$3,195	$12,314	$ 13,049

(1) In the fourth quarter of 2005, the Company recognized a $17.3 million ($14.8 million, net of tax) expense for the impairment of goodwill related to its Fence business.

MMI PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	December 31, 2005	January 1, 2005
ASSETS
Current assets:
Cash	$ 5,380	$ 3,998
Accounts receivable, net of allowance for doubtful accounts of $1,368 and $1,933, respectively	82,444	72,726
Inventories	138,305	162,089
Income taxes receivable	756	--
Deferred income taxes	5,339	6,333
Prepaid expenses and other current assets	2,855	1,702
Total current assets	235,079	246,848
Property, plant and equipment, net	86,262	75,004
Goodwill	43,140	60,398
Deferred charges and other assets	10,456	11,218
Due from MMHC	7	16
Total assets	$ 374,944	$ 393,484

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$ 52,278	$ 36,250
Accrued liabilities	22,649	27,022
Accrued interest	5,336	5,036
Income taxes payable	--	2,169
Current maturities of long-term obligations	5,248	3,082
Total current liabilities	85,511	73,559
Long-term obligations	285,154	303,579
Deferred income taxes	10,577	13,485
Other long-term liabilities	1,239	690

Stockholder's equity (deficit):
Common stock, $1 par value; 500,000 shares authorized; 252,000 shares issued and outstanding	252	252
Additional paid-in capital	22,515	22,515
Accumulated other comprehensive loss, net of tax of $200 and $244, respectively	(312)	(381)
Retained deficit	(29,992)	(20,215)
Total stockholder's equity (deficit)	(7,537)	2,171
Total liabilities and stockholder's equity (deficit)	$ 374,944	$ 393,484

MMI PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended
	December 31, 2005	January 1, 2005
Operating Activities:
Net income (loss)	$ (9,561)	$ 20,886
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	12,314	13,049
Provision for losses on accounts receivable	692	2,814
Deferred income taxes	(1,958)	1,768
Goodwill and other impairment charges	17,755	1,019
Gain on sale of property, plant and equipment	(33)	(782)
Gain on sale of rental equipment	(978)	--
Other	1,918	1,733
Changes in operating assets and liabilities, net of effects of acquired businesses:
Accounts receivable	(10,410)	(4,756)
Inventories	23,784	(70,030)
Prepaid expenses and other assets	(1,611)	1,102
Accounts payable and accrued liabilities	12,362	9,988
Income taxes payable	(2,925)	7,392
Due (from) to MMHC	(207)	(16)
Net cash provided by (used in) operating activities	41,142	(15,833)
Investing Activities:
Acquisitions, net of cash acquired	(394)	--
Capital expenditures	(14,941)	(8,960)
Refunds (deposits) relating to new equipment, net	2,276	(4,005)
Proceeds from sale of property, plant and equipment	672	3,568
Proceeds from sale of rental equipment	1,291	--
Other	(2,798)	(1,622)
Net cash used in investing activities	(13,894)	(11,019)
Financing Activities:
Proceeds from debt obligations	259,213	264,565
Payments on debt obligations	(286,468)	(234,488)
Payments on capital lease obligations	(3,186)	(2,179)
Proceeds from sale-leaseback transactions	4,951	--
Debt costs	(376)	(577)
Net cash (used in) provided by financing activities	(25,866)	27,321
Net change in cash	1,382	469
Cash, beginning of period	3,998	3,529
Cash, end of period	$ 5,380	$ 3,998